Exhibit 10.2

STOCKHOLDERS AGREEMENT

This Stockholders Agreement is entered into as of April 16, 2026 by and among Arxis, Inc., a Delaware corporation (the “Company”), the Sponsor (as defined below) and each of the Sponsor Investors (as defined below) from time to time party hereto (collectively, together with the Sponsor, the “Sponsor Parties”).

WHEREAS, in connection with the Company’s initial public offering of its Class A Common Stock (as defined below), the Company and the Sponsor Parties to wish to set forth certain understandings between such parties, including with respect to certain governance matters.

NOW, THEREFORE, the parties agree as follows:

ARTICLE 1

INTRODUCTORY MATTERS

Section 1.01. Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein:

“Affiliate,” with respect to a specified Person, means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

“Agreement” means this Stockholders Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Beneficially Owned” (including the terms “Beneficial Ownership” and “Beneficially Owns”) has such meaning as is set forth in Rule 13d-3 of the Exchange Act (as defined below) in effect as of the date of this Agreement.

“Board of Directors” means the Company’s board of directors.

“Business Day” means a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to close.

“Bylaws” means the Company’s amended and restated bylaws, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Certificate of Incorporation” means the Company’s amended and restated certificate of incorporation, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Change of Control” means the occurrence of any of the following: (a) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act (other than the Sponsor and its Affiliates), is or becomes the Beneficial Owner, directly or indirectly, of capital stock of the Company representing more than 50% of the total voting power of all outstanding capital stock of the Company entitled to vote generally in the election of directors; (b) a merger or consolidation of the Company with any other corporation or other entity and, immediately after the consummation or as a result of such transaction, either (i) the members of the Board of Directors immediately prior to the merger or consolidation do not constitute at least a majority of the members of the board of directors of the company surviving the merger, or if the surviving company is a subsidiary, the ultimate parent thereof, or (ii) the voting securities of the Company immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the total voting power of the then-outstanding voting securities of the Person resulting from such merger or consolidation, or if the surviving company is a subsidiary, the ultimate parent thereof; (c) a sale of all or substantially all of the assets of the Company to another Person, other than such sale by the Company of all or substantially all of the Company’s assets to an entity at least 50% of the total voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale; or (d) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company. Notwithstanding the foregoing, except with respect to clause (b)(i) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of related transactions immediately following which the stockholders of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns, either directly or through a subsidiary, all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

“Class A Common Stock” means the Company’s Class A common stock, par value $0.01 per share.

“Class B Common Stock” means the Company’s Class B common stock, par value $0.01 per share.

“Class C Common Stock” means the Company’s Class C common stock, par value $0.01 per share.

“Convertible Common Stock” means the Company’s convertible common stock, par value $0.01 per share.

“Closing Date” means the initial closing date of the Company’s initial public offering of its Class A Common Stock.

“Common Stock” means collectively, Class A Common Stock, Class B Common Stock and Class C Common Stock.

“Company” has the meaning set forth in the Preamble.

“Confidential Information” means any information concerning the Company or its subsidiaries that is furnished after the date of this Agreement by or on behalf of the Company or its representatives to a Sponsor Party or its designated representatives, together with any notes, analyses, reports, models, compilations, studies, documents, records or extracts thereof containing, based upon or derived from such information, in whole or in part; provided, however, that Confidential Information does not include information (a) that is or has become publicly available other than as a result of disclosure by a Sponsor Party or its designated representatives in violation of this Agreement, (b) that was already known to a Sponsor Party or its designated representatives or was in the possession of a Sponsor Party or its designated representatives prior to its being furnished by or on behalf of the Company or its representatives, (c) that is received by a Sponsor Party or its designated representatives from a source other than the Company or its representatives, provided that the source of such information was not actually known by such Sponsor Party or designated representative to be bound by a confidentiality agreement with, or other contractual obligation of confidentiality to, the Company, (d) that was independently developed or acquired by a Sponsor Party or its designated representatives or on its or their behalf without the violation of the terms of this Agreement or (e) that a Sponsor Party or its designated representatives is required, in the good faith determination of such Sponsor Party or designated representative, to disclose by applicable law, regulation or legal process, provided that such Sponsor Party or designated representative takes reasonable steps to minimize the extent of any such required disclosure; provided, further, that no such steps to minimize disclosure shall be required where disclosure is made (i) in response to a request by a regulatory or self-regulatory authority or (ii) in connection with a routine audit or examination by a bank examiner or auditor and such audit or examination does not specifically reference the Company or this Agreement.

“control” (including the terms “controlling,” “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly through one or more intermediaries, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“designated representative” has the meaning set forth in Section 4.03 hereof.

“director” means a member of the Board of Directors from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“NewCo” has the meaning set forth in Section 5.02 hereof.

“Permitted Transferee” means (i) any investment fund managed by the Sponsor, (ii) any affiliate of the Sponsor, including any of its founding partners, and (iii) any entity controlled by any affiliate of the Sponsor.

“Person” means a natural person, corporation, limited liability company, partnership, joint venture, trust, unincorporated association or other legal entity.

“Sponsor” means Arcline Investment Management, LP.

“Sponsor Designee” has the meaning assigned to such term in Section 2.01(a).

“Sponsor Investors” means the entities listed on the signature pages hereto under the heading “Sponsor Investors” and their Permitted Transferees.

“Sponsor Party” has the meaning set forth in the Preamble.

“Total Number of Directors” means the total number of directors comprising the Board of Directors from time to time.

Section 1.02. Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, (c) any pronoun used in this Agreement will include the corresponding masculine, feminine or neuter forms, (d) the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement and (e) Section or Article references are to this Agreement unless otherwise specified.

ARTICLE 2

DIRECTOR NOMINATION

Section 2.01. Director Designees.

(a) Following the Closing Date, the Sponsor shall have the right, but not the obligation, to designate for election as directors a number of designees (each, a “Sponsor Designee” and collectively, the “Sponsor Designees”) equal to: (i) so long as the Sponsor Investors collectively Beneficially Own capital stock representing 50% or more of the total voting power of all outstanding capital stock of the Company entitled to vote generally in the election of directors, 50% of the Total Number of Directors; (ii) so long as the Sponsor Investors collectively Beneficially Own capital stock representing 40% or more but less than 50% of the total voting power of all outstanding capital stock of the Company entitled to vote generally in the election of directors, 40% of the Total Number of Directors; (iii) so long as the Sponsor Investors collectively Beneficially Own capital stock representing 30% or more but less than 40% of the total voting power of all outstanding capital stock of the Company entitled to vote generally in the election of directors, 30% of the Total Number of Directors; (iv) so long as the Sponsor Investors collectively Beneficially Own capital stock representing 20% or more but less than 30% of the total voting power of all outstanding capital stock of the Company entitled to vote generally in the election of directors, 20% of the Total Number of Directors; and (v) so long as the Sponsor Investors collectively Beneficially Own capital stock representing 10% or more but less than 20% of the total voting power of all outstanding capital stock of the Company entitled to vote generally in the election of directors, 10% of the Total Number of

Directors. For purposes of calculating the number of Sponsor Designees that the Sponsor is entitled to designate pursuant to the first sentence of this Section 2.01(a), any fractional amounts shall be rounded up to the nearest whole number and any such calculations shall be made after taking into account any increase in the Total Number of Directors in connection with the election of such Sponsor Designees and any other individual nominated by the Board of Directors or a duly authorized committee thereof. For the avoidance of doubt, if the Sponsor has designated fewer than the total number of Sponsor Designees that it is then entitled to designate pursuant to the first sentence of this Section 2.01(a), including by reason of an increase in the Total Number of Directors, the Sponsor shall have the right, at any time and from time to time, to designate such additional individuals which it is entitled to so designate. As of the date of this Agreement, the following directors shall initially be deemed to be Director Designees: Rajeev Amara, Shyam Ravindran.

(b) From and after the time at which the Board of Directors shall become classified into three classes pursuant to the Certificate of Incorporation, the Sponsor Designees shall be apportioned among such classes so as to maintain the number of Sponsor Designees in each class as nearly equal as possible.

(c) In the event that a vacancy is created at any time by the death, resignation, retirement, disqualification, removal from office or otherwise of a Sponsor Designee, the Sponsor shall have the right, but not the obligation, to designate a new Sponsor Designee to fill such vacancy.

(d) The Company shall, to the fullest extent permitted by law (including with respect to fiduciary duties), use its reasonable best efforts to cause the election of each Sponsor Designee to the Board of Directors as soon as practicable, including, but not limited to, (i) nominating such Sponsor Designee and including such Sponsor Designee in the slate of nominees recommended by the Board of Directors at any meeting of stockholders called for the purpose of electing directors (or consent in lieu of meeting), (ii) recommending that stockholders vote in favor of such Sponsor Designee, (iii) soliciting proxies or consents in favor of such Sponsor Designee, (iv) appointing such Sponsor Designee to fill vacancies on the Board of Directors, (v) increasing the Total Number of Directors to the extent permitted by the Certificate of Incorporation and (vi) otherwise providing at least as high a level of support for the election of such Sponsor Designee as the Company provides to any other individual standing for election as a director; provided that the Company shall not be required to amend, or seek stockholder approval to amend, the Certificate of Incorporation. The Company’s obligations in this Section 2.01(c) shall continue with respect to a Sponsor Designee notwithstanding such Sponsor Designee failing to be elected to the Board of Directors at any meeting of stockholders called for the purpose of electing directors (or consent in lieu of meeting).

(e) Each Sponsor Party hereby agrees (i) to vote in favor of and to consent to each Sponsor Designee at any meeting of stockholders (or consent in lieu of meeting) in connection with the election of directors, (ii) unless requested by the Sponsor, not to seek the removal from office of any Sponsor Designee and (iii) if requested by the Sponsor, to vote in favor of and to consent to the removal from office of each Sponsor Designee requested by the Sponsor. Each Sponsor Party may unilaterally waive its rights under, and opt out of the obligations and requirements of, this Section 2.01(e) by written notice to the Company and the Sponsor to the extent that such group is not eligible to file a Schedule 13G pursuant to the rules promulgated under Section 13(d) of the Exchange Act.

(f) If the number of Sponsor Designees serving as directors exceeds the number of Sponsor Designees that the Sponsor has the right to designate pursuant to Section 2.01(a) and if requested by the Board of Directors, the Sponsor shall cause such excess Sponsor Designee(s) to offer to resign from the Board of Directors and take all action necessary to remove such excess Sponsor Designee(s).

Section 2.02. Compensation. Except to the extent the Sponsor may otherwise notify the Company, the Sponsor Designees shall be entitled to compensation consistent with the compensation received by other non-employee directors, including any fees and equity awards; provided that (x) to the extent any director compensation is payable in the form of equity awards, at the election of a Sponsor Designee, in lieu of any equity award, such compensation shall be paid in an amount of cash equal to the value of the equity award as of the date of the award, with any such cash subject to the same vesting terms, if any, as the equity awarded to other directors and (y) at the election of a Sponsor Designee, any director compensation (whether cash, equity awards and/or cash in lieu of equity as may be designated by the electing Sponsor Designee) shall be paid to the Sponsor or an Affiliate thereof specified by such Sponsor Designee rather than to such Sponsor Designee. If the Company adopts a policy that directors own a minimum amount of equity in the Company, no Sponsor Designee that is an Affiliate or employee of the Sponsor (other than a Sponsor Designee that is an employee of the Company or its subsidiaries) shall be subject to such policy, unless otherwise determined by the Sponsor in its sole discretion.

Section 2.03. Other Rights of Sponsor Designees. Except as provided in Section 2.02, each Sponsor Designee serving on the Board of Directors shall be entitled to the same rights and privileges applicable to all other members of the Board of Directors generally or to which all such members of the Board of Directors are entitled. In furtherance of the foregoing, the Company shall indemnify, exculpate and reimburse fees and expenses of the Sponsor Designees (including by entering into an indemnification agreement in a form substantially similar to the Company’s form director indemnification agreement) and provide the Sponsor Designees with director and officer insurance to the same extent it indemnifies, exculpates, reimburses and provides insurance for the other members of the Board of Directors pursuant to the Certificate of Incorporation, the Bylaws, applicable law or otherwise.

ARTICLE 3

CONSENT

Section 3.01. Required Consent. The Company shall not take, and shall cause its subsidiaries not to take, directly or indirectly, any of the following actions without the prior written consent of the Sponsor:

(a) (i) undertake any transaction or series of related transactions that, if consummated, would result in a Change of Control or (ii) enter into any definitive agreement or series of related agreements that govern any transaction or series of related transactions that, if consummated, would result in a Change of Control;

(b) liquidate, dissolve or wind-up the Company;

(c) authorize the issuance of or issue any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for any shares of capital stock of the Company, other than (i) securities pursuant to equity-based compensation plans (including employee stock purchase plans) that were approved by a majority of Sponsor Designees serving on the Board of Directors when the Board of Directors approved such plans, (ii) shares of Class A Common Stock upon conversion of Class B Common Stock or Class C Common Stock, (iii) shares of Class B Common Stock upon conversion of Convertible Common Stock, and (iv) securities pursuant to agreements existing on the Closing Date;

(d) declare or pay any dividend or other distribution on the Company’s capital stock;

(e) redeem, repurchase or otherwise acquire the Company’s capital stock, other than (i) from directors, officers, employees and other service providers in connection with such individuals’ termination of employment or service with the Company, (ii) the recoupment of incentive-based compensation in accordance with the Company’s clawback policy, and (iii) redeem the Convertible Common Stock in accordance with the provisions of the Company’s Amended and Restated Certificate of Incorporation dated as of April 16, 2026;

(f) (i) approve or adopt the Company’s annual operating budget or amend or modify such budget or (ii) to the extent not included in the approved annual operating budget, incur any expenditure that would exceed 5% of such budget;

(g) to the extent not included in the Company’s annual operating budget, enter into any agreement that provides for the acquisition or disposition of assets or businesses, in each case, involving consideration payable or receivable by the Company and its subsidiaries in excess of $20 million in any single transaction or series of related transactions during any 12-month period;

(h) unless included in the Company’s annual operating budget, incur indebtedness for borrowed money (including through the issuance of guarantees of indebtedness of another Person) in excess of $20 million in any single transaction or series of related transactions during any 12-month period, other than indebtedness incurred under credit facilities existing on the Closing Date;

(i) enter into any transaction with related persons (within the meaning of Item 404 of Regulation S-K) with payments in excess of $120,000 during any 12-month period, other than (i) employment agreements, consulting agreements and similar agreements, (ii) indemnification agreements for directors, officers and employees, (iii) agreements existing on the Closing Date or (iv) transactions approved by the Company’s audit committee pursuant to the Company’s related-party transaction policy;

(j) any material change in the nature of the business or operations of the Company and its subsidiaries, taken as a whole, as of the Closing Date;

(k) adopt any equity-based compensation plan (including employee stock purchase plan), other than equity-based compensation plans that were approved by a majority of Sponsor Designees serving on the Board of Directors when the Board of Directors approved such plans;

(l) enter into any employment, consulting or similar agreement with any of the Company’s executive officers (as defined in Rule 3b-7 under the Exchange Act) or any modification of any such agreement;

(m) to the extent not included in the Company’s annual operating budget, pay compensation (as calculated pursuant to Item 402 of Regulation S-K) to any executive officer or employee in excess of $20 million in any fiscal year;

(n) hire or terminate the employment of the Company’s chief executive officer, chief financial officer or segment presidents;

(o) amend the Certificate of Incorporation or the Bylaws;

(p) increase the Total Number of Directors, other than solely to elect a Sponsor Designee;

(q) adopt or implement any stockholder rights plan or similar takeover defense measure;

(r) (i) change the Company’s independent registered public accounting firm or (ii) change the Company’s counsel or engage additional counsel, other than (A) counsel engaged to represent the Company or its subsidiaries on the Closing Date and (B) counsel retained by the Board of Directors or a committee thereof to represent the Board of Directors or a committee thereof;

(s) change the Company’s fiscal year; and

(t) voluntarily delist the Class A Common Stock from the Nasdaq Global Select Market.

Section 3.02. Withholding of Consent. The Sponsor may withhold any consent required under Section 3.01 for any reason or for no reason.

ARTICLE 4

INFORMATION

Section 4.01. Financial and Other Information.

(a) As soon as available and in any event within 20 days after the end of each month, the Company will deliver to the Sponsor and each Sponsor Investor a preliminary consolidated income statement, balance sheet and statement of cash flows for the Company for such month. Such income statements, balance sheets and statements of cash flows will be in such format and detail as the Sponsor may reasonably request.

(b) As soon as available and in any event within 30 days after the end of each fiscal quarter, the Company will deliver to the Sponsor and each Sponsor Investor a preliminary consolidated income statement, balance sheet and statement of cash flows for the Company for such fiscal quarter. Such income statements, balance sheets and statements of cash flows will be in such format and detail as the Sponsor may reasonably request.

(c) At the time the Company delivers such materials to the Board of Directors, the Company will deliver to the Sponsor copies of all annual budgets and financial projections relating to the Company on a consolidated basis. In addition, the Company will provide the Sponsor an opportunity to meet with management of the Company to discuss such budgets and projections prior to their approval, if any, by the Board of Directors.

(d) No later than 48 hours prior to the time and date that the Company intends to publish its regular quarterly or annual earnings release or any financial guidance for a current or future period, the Company will deliver to the Sponsor copies of drafts of all press releases, investor presentations and other materials to be made available to the public in connection with such publication. The Company will consult the Sponsor regarding the timing of such publication and the content of such press releases, investor presentations and other materials and will consider the Sponsor’s comments, if any, in good faith.

(e) The Company will deliver to the Sponsor such additional financial and other information and data with respect to the Company and its subsidiaries and their respective business, properties, financial positions, results of operations and prospects and will provide the Sponsor access to the Company’s and its subsidiaries’ books, records, properties, personnel and advisors, in each case, as may be reasonably requested by the Sponsor from time to time; provided that the Company and its subsidiaries will not be required to deliver or provide access to any privileged information.

Section 4.02. Periodic Meetings. Upon request by the Sponsor, the Company will make available its chief executive officer, chief financial officer and other employees as requested by the Sponsor for periodic meetings with the Sponsor at mutually convenient times in order to review and discuss the financial and other information and data described in Section 4.01 as well as other matters identified by the Sponsor.

Section 4.03. Confidentiality. Each Sponsor Party agrees that it will, and will direct its designated representatives to, keep confidential and not disclose any Confidential Information; provided, however, that such Sponsor Party and its designated representatives may disclose Confidential Information to the other Sponsor Parties, to the Sponsor Designees and to (a) its Affiliates and its Affiliates’ attorneys, accountants, consultants, insurers, financing sources and other advisors in connection with such Sponsor Party’s investment in the Company, (b) any Person, including a prospective purchaser of Common Stock, as long as such Person has agreed, in writing, to maintain the confidentiality of such Confidential Information, (c) any of such Sponsor Party’s or its respective Affiliates’ partners, members, stockholders, directors, officers, employees or agents in the ordinary course of business (the Persons referenced in clauses (a), (b) and (c), a Sponsor Party’s “designated representatives”) or (d) as the Company may otherwise consent in writing; provided, further, however, that each Sponsor Party agrees to be responsible for any breaches of this Section 4.03 by such Sponsor Party’s designated representatives.

Section 4.04. Information Sharing. The Company agrees that the Sponsor Designees may share any information concerning the Company and its subsidiaries received by them from or on behalf of the Company or its representatives with each Sponsor Party and its designated representatives, subject to such Sponsor Party’s obligation to maintain the confidentiality of Confidential Information in accordance with Section 4.03.

ARTICLE 5

ADDITIONAL COVENANTS

Section 5.01. Pledges and Transfers. Upon the request of any Sponsor Investor that wishes to (a) pledge, hypothecate or grant security interests in any or all of the shares of Common Stock by it including to banks or financial institutions as collateral or security for loans, advances or extensions of credit or (b) transfer any or all of the shares of Common Stock held by it, including to third-party investors, the Company agrees to cooperate with such Sponsor Investor in taking any action reasonably necessary to consummate any such pledge, hypothecation, grant or transfer, including without limitation, delivery of letter agreements to lenders in form and substance reasonably satisfactory to such lenders (which may include agreements by the Company in respect of the exercise of remedies by such lenders), instructing the transfer agent to transfer any such shares of Common Stock subject to the pledge, hypothecation or grant into the facilities of The Depository Trust Company without restricted legends and cooperating in diligence or other matters as may reasonably be requested by such Sponsor Investor in connection with a proposed transfer.

Section 5.02. Spin-Offs or Split-Offs. In the event that the Company effects the separation of any portion of its business into one or more entities (each, a “NewCo”), whether existing or newly formed, including without limitation by way of spin-off, split-off, carve-out, demerger, recapitalization, reorganization or similar transaction, and any Sponsor Party will receive equity interests in any such NewCo as part of such separation, the Company shall cause any such NewCo to enter into a stockholders agreement with the Sponsor Parties that provides the Sponsor Parties with rights vis-à -vis such NewCo that are substantially identical to those set forth in this Agreement.

ARTICLE 6

GENERAL PROVISIONS

Section 6.01. Effectiveness and Termination. This Agreement shall become effective on the Closing Date. This Agreement, other than Section 4.03, shall terminate upon the earliest to occur of (i) the mutual agreement of the Company and the Sponsor and (ii) the Sponsor Parties collectively Beneficially Owning capital stock representing less than 10% of the total voting power of all outstanding capital stock of the Company entitled to vote generally in the election of directors. In addition, with respect to a Sponsor Investor, this Agreement, other than Section 4.03, shall terminate upon such Sponsor Investor no longer Beneficially Owning any capital stock of the Company.

Section 6.02. Notices. Any notice, designation, request, request for consent or consent provided for in this Agreement shall be in writing, and shall be deemed to have been validly served, given, delivered and received (a) for personal delivery, upon personal delivery to the party to be notified, (b) for email, upon the earlier of (i) confirmation of receipt (other than automatically generated confirmations of receipt), (ii) if sent during normal business hours of the recipient, upon delivery and (iii) if sent after normal business hours of the recipient, then on the next Business Day, or (c) for mail sent by reputable overnight courier service (charges prepaid), two Business Days after deposit with such reputable overnight courier service. Any such notice, designation, request, request for consent or consent shall be sent to the following addresses or emails or to such other addresses or emails as each party may designate for itself by like notice: (a) if to the Company: Arxis, Inc., 1332 Blue Hills Avenue, Bloomfield, CT 06002, Attention: General Counsel; email: J.Allen@arxis.com; and (b) if to a Sponsor Party: Arcline Investment Management LP, 3803 Bedford Avenue, Suite 106, Nashville, TN 37215, Attention Gib Efird, email:gib@arcline.com.

Section 6.03. Amendment; Waiver.

(a) The terms and provisions of this Agreement may be modified or amended only with the written approval of the Company and the Sponsor.

(b) Except as expressly set forth in this Agreement, neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any right, remedy, power or privilege under this Agreement, unless the waiver of such claim, right, remedy, power or privilege is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(d) Each Sponsor Investor, in such Sponsor Investor’s sole discretion, may withdraw from this Agreement at any time by written notice to the Company and the Sponsor. Thereafter, such Sponsor Investor shall cease to be a party to this Agreement, shall have no further rights or obligations hereunder and none of the terms or provisions hereof shall have any continuing force and effect with respect to such Sponsor Investor.

(e) Any party hereto may unilaterally waive any of its rights hereunder in a signed writing delivered to the Company.

Section 6.04. Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof. To the fullest extent permitted by law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, the Sponsor or any Sponsor Investor being deprived of the rights contemplated by this Agreement.

Section 6.05. Assignment. This Agreement may not be assigned without the express prior written consent of the other parties hereto, and any attempted assignment, without such consents, will be null and void; provided, however, that without the prior written consent of any other party hereto, a Sponsor Investor may assign its rights and obligations under this Agreement, in whole or in part, to any Permitted Transferee so long as such Permitted Transferee, if not already a party to this Agreement, executes and delivers to the Company a joinder to this Agreement evidencing its agreement to become a party to and to be bound by certain or all, as applicable, of the provisions of this Agreement as a Sponsor Investor hereunder, whereupon such Permitted Transferee shall be deemed an “Sponsor Investor” hereunder. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns.

Section 6.06. Governing Law. THIS AGREEMENT AND ITS ENFORCEMENT AND ANY CONTROVERSY ARISING OUT OF OR RELATING TO THE MAKING OR PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 6.07. Jurisdiction; Waiver of Jury Trial. Each party hereto hereby (a) agrees that any action, directly or indirectly, arising out of, under or relating to this Agreement shall exclusively be brought in and shall exclusively be heard and determined by either the Supreme Court of the State of New York sitting in Manhattan or the United States District Court for the Southern District of New York, and (b) solely in connection with the action(s) contemplated by subsection (a) hereof, (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts identified in subsection (a) hereof, (ii) irrevocably and unconditionally waives any objection to the laying of venue in any of the courts identified in clause (a) of this Section 6.07, (iii) irrevocably and unconditionally waives and agrees not to plead or claim that any of the courts identified in such clause (a) is an inconvenient forum or does not have personal jurisdiction over any party hereto and (iv) agrees that mailing of process or other papers in connection with any such action in the manner provided herein or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM OR ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE SERVICES CONTEMPLATED HEREBY.

Section 6.08. Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the non-breaching party would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of a bond.

Section 6.09. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

Section 6.10. Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (a) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (b) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law and (c) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

Section 6.11. Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

Section 6.12. Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

COMPANY:

Arxis, Inc.

By:	/s/ Kevin Perhamus
Name: Kevin Perhamus
Title: Chief Executive Officer

[Signature Page to Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

SPONSOR:

Arcline Investment Management, LP

By:	/s/ Rajeev Amara
Name: Rajeev Amara
Title: Chief Executive Officer

SPONSOR INVESTOR:

Engineered Components Borrower Series LP - Engineered Polymer Series

By: Engineered Components GP, LLC Its: General Partner

By:	/s/ Rajeev Amara
Name: Rajeev Amara
Title: Chief Executive Officer

Engineered Components Borrower Series LP - Hawkeye Series

By: Engineered Components GP, LLC Its: General Partner

By:	/s/ Rajeev Amara
Name: Rajeev Amara
Title: Chief Executive Officer

Engineered Components Borrower Series LP - Ovation Series

By: Engineered Components GP, LLC Its: General Partner

By:	/s/ Rajeev Amara
Name: Rajeev Amara
Title: Chief Executive Officer

Arcline Double Eagle Master Fund LP

By: Arcline Capital Partners III GP LP Its: General Partner

By: Arcline Holdings, LLC Its: General Partner

By:	/s/ Rajeev Amara
Name: Rajeev Amara
Title: Managing Member

[Signature Page to Stockholders Agreement]